Exhibit 99.1

For Immediate Release
For more information, contact:
James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc. Announces

Third Quarter 2019 Results and a Quarterly Dividend

New York, NY, October 30, 2019......Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, reported today its consolidated financial results for the three months and nine months ending September 30, 2019.

Consolidated net sales for the third quarter of 2019 were $307.7 million, compared to consolidated net sales of $296.6 million during the comparable quarter in 2018. Earnings from continuing operations for the third quarter of 2019 were $22.7 million or $1.00 per diluted share, compared to $19.3 million or 84 cents per diluted share in the third quarter of 2018. Excluding non-operational gains and losses identified on the attached reconciliation of GAAP and non-GAAP measures, earnings from continuing operations for the third quarter of 2019 were $23.1 million or $1.02 per diluted share, compared to $19.1 million or 83 cents per diluted share in the third quarter of 2018.

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200
www.smpcorp.com

Consolidated net sales for the nine month period ended September 30, 2019, were $896.7 million, compared to consolidated net sales of $845.1 million during the comparable period in 2018.  Earnings from continuing operations for the nine month period ended September 30, 2019, were $56.3 million or $2.47 per diluted share, compared to $44.7 million or $1.95 per diluted share in the comparable period of 2018.  Excluding non-operational gains and losses identified on the attached reconciliation of GAAP and non-GAAP measures, earnings from continuing operations for the nine months ended September 30, 2019 and 2018 were $57.3 million or $2.51 per diluted share and $46.7 million or $2.03 per diluted share, respectively.

Mr. Eric Sills, Standard Motor Products’ Chief Executive Officer and President stated, “We are quite pleased with our third quarter and with our year overall. We posted record sales and earnings, with both of our operating divisions continuing to perform well.

“Engine Management sales rose approximately 9.3% for the quarter and 7.8% year-to-date. Excluding Wire and Cable which is in secular decline, Engine Management sales in the quarter were up almost 14%, or roughly $22 million. Revenue from the Pollak acquisition, previously announced, accounted for nearly $10 million of this gain. Our Engine Management segment, excluding Pollak and Wire and Cable, increased 7.8% for the quarter. The growth was primarily attributable to a combination of several customer pipelines, a benefit from pricing actions and pass-through of tariff costs, as well as low single digit organic growth.

“Our sales in Engine Management have exceeded our customers’ low single digit POS growth all year, and this tends to even out over time. Excluding Pollak, we anticipate that Engine Management sales will likely be flat or down for the fourth quarter of 2019 as these sales move closer to our customers’ POS numbers. However, we remain optimistic for the year as a whole.

“Engine Management gross margins in the quarter improved nearly two points from last year to 30.7%, with sequential quarterly improvements throughout 2019.  This margin improvement was the result of several factors – the completion of the integration of our wire operations in Mexico, a continued emphasis on cost reductions, as well as certain pricing actions, and was partially offset by the adverse impact of tariffs being passed through to customers at our cost.

 “Temperature Control sales were 8.1% lower than the third quarter of 2018. However, a portion of the 2018 volume included working down a large order backlog, generated by some of the hottest spring months in history, plus some start-up inefficiencies as we introduced our new automated warehouse system in Lewisville, TX. Year-to-date our Temperature Control sales are 2% above 2018.

 “Temperature Control gross margins decreased by 1.6 points in the quarter, reflecting the dampening effect of tariffs being passed through to customers at our cost. The improvement in SG&A expenses reflects savings in distribution costs as we continue to refine and improve our new automated warehouse system.

“On August 1st we acquired a minority position in Jiangsu Che Yijia New Energy Technology Co. (CYJ), a Chinese manufacturer of electric compressors for electric vehicles. Founded in 2016, the company is still in its early stages, but we are pleased to have a strategic partner focused on parts for electric vehicles in the fast-growing Chinese market.

“Finally, as previously announced, we are pleased to welcome Nathan Iles as our new Chief Financial Officer. We believe he is an excellent fit for SMP, and we look forward to his contributions.”

Loss from discontinued operations, net of income taxes, in the third quarter of 2019 was $7.9 million compared to $3.5 million in the comparable period last year. The loss pertains to asbestos-related liabilities from a brake business, originally acquired in 1986 and subsequently divested in 1998, which are adjusted in the third quarter each year when the Company engages an independent actuary to assess the Company’s exposure. In the third quarter of 2019, the Company increased its asbestos-related indemnity liability to $52 million by recording a non-cash $9.7 million provision, or $7.1 million net of taxes.

The Board of Directors has approved payment of a quarterly dividend of 23 cents per share on the common stock outstanding. The dividend will be paid on December 2, 2019, to stockholders of record on November 15, 2019.

Standard Motor Products, Inc. will hold a conference call at 11:00 AM, Eastern Time, on Wednesday, October 30, 2019.  The dial-in number is 877-876-9173 (domestic) or 785-424-1667 (international). The playback number is 800-839-5109 (domestic) or 402-220-2688 (international). The conference ID is STANDARD.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

STANDARD MOTOR PRODUCTS, INC.
Consolidated Statements of Operations

(In thousands, except per share amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
NET SALES	$307,723	$296,619	$896,661	$845,081

COST OF SALES	215,635	209,313	637,705	603,897

GROSS PROFIT	92,088	87,306	258,956	241,184

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	59,947	60,137	180,483	175,604
RESTRUCTURING AND INTEGRATION EXPENSES	825	6	1,469	3,073
OTHER INCOME (EXPENSE), NET	(12)	15	(15)	328

OPERATING INCOME	31,304	27,178	76,989	62,835

OTHER NON-OPERATING INCOME, NET	225	351	2,282	800

INTEREST EXPENSE	1,508	1,254	4,319	3,137

EARNINGS FROM CONTINUING OPERATIONS BEFORE TAXES	30,021	26,275	74,952	60,498

PROVISION FOR INCOME TAXES	7,367	7,002	18,639	15,801

EARNINGS FROM CONTINUING OPERATIONS	22,654	19,273	56,313	44,697

LOSS FROM DISCONTINUED OPERATION, NET OF INCOME TAXES	(7,903)	(3,524)	(9,914)	(5,014)

NET EARNINGS	$14,751	$15,749	$46,399	$39,683

NET EARNINGS PER COMMON SHARE:

BASIC EARNINGS FROM CONTINUING OPERATIONS	$1.01	$0.86	$2.52	$1.99
DISCONTINUED OPERATION	(0.35)	(0.16)	(0.44)	(0.22)
NET EARNINGS PER COMMON SHARE - BASIC	$0.66	$0.70	$2.08	$1.77

DILUTED EARNINGS FROM CONTINUING OPERATIONS	$1.00	$0.84	$2.47	$1.95
DISCONTINUED OPERATION	(0.35)	(0.15)	(0.44)	(0.22)
NET EARNINGS PER COMMON SHARE - DILUTED	$0.65	$0.69	$2.03	$1.73

WEIGHTED AVERAGE NUMBER OF COMMON SHARES	22,329,835	22,424,962	22,359,637	22,464,697
WEIGHTED AVERAGE NUMBER OF COMMON AND DILUTIVE SHARES	22,754,440	22,938,925	22,814,228	22,954,649

STANDARD MOTOR PRODUCTS, INC.
Segment Revenues and Operating Income

(In thousands)

	THREE MONTHS ENDED SEPTEMBER 30,				NINE MONTHS ENDED SEPTEMBER 30,
	2019		2018		2019		2018
	(Unaudited)				(Unaudited)
Revenues
Ignition, Emission Control, Fuel & Safety Related System Products	$180,826		$159,101		$538,718		$482,640
Wire and Cable	35,147		38,469		108,486		117,847
Engine Management	215,973		197,570		647,204		600,487

Compressors	52,776		54,842		145,080		131,680
Other Climate Control Parts	35,525		41,237		96,551		105,000
Temperature Control	88,301		96,079		241,631		236,680

All Other	3,449		2,970		7,826		7,914
Revenues	$307,723		$296,619		$896,661		$845,081

Gross Margin
Engine Management	$66,264	30.7%	$57,188	28.9%	$189,737	29.3%	$171,440	28.6%
Temperature Control	22,973	26.0%	26,523	27.6%	61,715	25.5%	60,990	25.8%
All Other	2,851		3,595		7,504		8,754
Gross Margin	$92,088	29.9%	$87,306	29.4%	$258,956	28.9%	$241,184	28.5%

Selling, General & Administrative
Engine Management	$35,950	16.6%	$35,553	18.0%	$110,723	17.1%	$106,415	17.7%
Temperature Control	15,495	17.5%	17,961	18.7%	45,033	18.6%	46,511	19.7%
All Other	8,502		6,623		24,727		22,678
Selling, General & Administrative	$59,947	19.5%	$60,137	20.3%	$180,483	20.1%	$175,604	20.8%

Operating Income
Engine Management	$30,314	14.0%	$21,635	11.0%	$79,014	12.2%	$65,025	10.8%
Temperature Control	7,478	8.5%	8,562	8.9%	16,682	6.9%	14,479	6.1%
All Other	(5,651)		(3,028)		(17,223)		(13,924)
Subtotal	32,141	10.4%	27,169	9.2%	78,473	8.8%	65,580	7.8%
Restructuring & Integration	(825)	-0.3%	(6)	0.0%	(1,469)	-0.2%	(3,073)	-0.4%
Other Income (Expense), Net	(12)	0.0%	15	0.0%	(15)	0.0%	328	0.0%
Operating Income	$31,304	10.2%	$27,178	9.2%	$76,989	8.6%	$62,835	7.4%

STANDARD MOTOR PRODUCTS, INC.
Reconciliation of GAAP and Non-GAAP Measures

(In thousands, except per share amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
EARNINGS FROM CONTINUING OPERATIONS

GAAP EARNINGS FROM CONTINUING OPERATIONS	$22,654	$19,273	$56,313	$44,697

RESTRUCTURING AND INTEGRATION EXPENSES	825	6	1,469	3,073
CERTAIN TAX CREDITS AND PRODUCTION DEDUCTIONS FINALIZED IN PERIOD	(144)	(144)	(144)	(144)
GAIN FROM SALE OF BUILDINGS	-	-	-	(218)
INCOME TAX EFFECT RELATED TO RECONCILING ITEMS	(214)	(1)	(382)	(742)

NON-GAAP EARNINGS FROM CONTINUING OPERATIONS	$23,121	$19,134	$57,256	$46,666

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$1.00	$0.84	$2.47	$1.95

RESTRUCTURING AND INTEGRATION EXPENSES	0.04	-	0.06	0.13
CERTAIN TAX CREDITS AND PRODUCTION DEDUCTIONS FINALIZED IN PERIOD	(0.01)	(0.01)	(0.01)	(0.01)
GAIN FROM SALE OF BUILDINGS	-	-	-	(0.01)
INCOME TAX EFFECT RELATED TO RECONCILING ITEMS	(0.01)	-	(0.01)	(0.03)

NON-GAAP DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$1.02	$0.83	$2.51	$2.03

OPERATING INCOME

GAAP OPERATING INCOME	$31,304	$27,178	$76,989	$62,835

RESTRUCTURING AND INTEGRATION EXPENSES	825	6	1,469	3,073
OTHER (INCOME) EXPENSE, NET	12	(15)	15	(328)

NON-GAAP OPERATING INCOME	$32,141	$27,169	$78,473	$65,580

MANAGEMENT BELIEVES THAT EARNINGS FROM CONTINUING OPERATIONS, DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS, AND OPERATING INCOME, EACH OF WHICH ARE NON-GAAP MEASUREMENTS AND ARE ADJUSTED FOR SPECIAL ITEMS, ARE MEANINGFUL TO INVESTORS BECAUSE THEY PROVIDE A VIEW OF THE COMPANY WITH RESPECT TO ONGOING OPERATING RESULTS. SPECIAL ITEMS REPRESENT SIGNIFICANT CHARGES OR CREDITS THAT ARE IMPORTANT TO AN UNDERSTANDING OF THE COMPANY’S OVERALL OPERATING RESULTS IN THE PERIODS PRESENTED. SUCH NON-GAAP MEASUREMENTS ARE NOT RECOGNIZED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND SHOULD NOT BE VIEWED AS AN ALTERNATIVE TO GAAP MEASURES OF PERFORMANCE.

STANDARD MOTOR PRODUCTS, INC.
Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2019	December 31, 2018
	(Unaudited)

ASSETS

CASH	$13,259	$11,138

ACCOUNTS RECEIVABLE, GROSS	174,969	163,222
ALLOWANCE FOR DOUBTFUL ACCOUNTS	6,001	5,687
ACCOUNTS RECEIVABLE, NET	168,968	157,535

INVENTORIES	340,231	349,811
UNRETURNED CUSTOMER INVENTORY	20,325	20,484
OTHER CURRENT ASSETS	14,273	7,256

TOTAL CURRENT ASSETS	557,056	546,224

PROPERTY, PLANT AND EQUIPMENT, NET	88,835	90,754
OPERATING LEASE RIGHT-OF-USE ASSETS	34,055	-
GOODWILL	77,664	67,321
OTHER INTANGIBLES, NET	66,857	48,411
DEFERRED INCOME TAXES	39,105	42,334
INVESTMENT IN UNCONSOLIDATED AFFILIATES	39,030	32,469
OTHER ASSETS	18,081	15,619

TOTAL ASSETS	$920,683	$843,132

LIABILITIES AND STOCKHOLDERS’ EQUITY

NOTES PAYABLE	$78,211	$43,689
CURRENT PORTION OF OTHER DEBT	5,225	5,377
ACCOUNTS PAYABLE	71,139	94,357
ACCRUED CUSTOMER RETURNS	53,984	57,433
ACCRUED CORE LIABILITY	26,045	31,263
OTHER CURRENT LIABILITIES	95,056	80,467

TOTAL CURRENT LIABILITIES	329,660	312,586

OTHER LONG-TERM DEBT	132	153
NONCURRENT OPERATING LEASE LIABILITIES	27,214	-
ACCRUED ASBESTOS LIABILITIES	49,894	45,117
OTHER LIABILITIES	19,731	18,075

TOTAL LIABILITIES	426,631	375,931

TOTAL STOCKHOLDERS’ EQUITY	494,052	467,201

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$920,683	$843,132

STANDARD MOTOR PRODUCTS, INC.
Condensed Consolidated Statements of Cash Flows

(In thousands)

	NINE MONTHS ENDED SEPTEMBER 30,
	2019	2018
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES

NET EARNINGS	$46,399	$39,683
ADJUSTMENTS TO RECONCILE NET EARNINGS TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
DEPRECIATION AND AMORTIZATION	19,261	17,745
OTHER	21,623	12,220
CHANGE IN ASSETS AND LIABILITIES:
ACCOUNTS RECEIVABLE	(16,583)	(23,428)
INVENTORIES	11,824	2,761
ACCOUNTS PAYABLE	(24,107)	5,193
PREPAID EXPENSES AND OTHER CURRENT ASSETS	(6,502)	1,202
SUNDRY PAYABLES AND ACCRUED EXPENSES	(2,551)	12,828
OTHER	(6,260)	(619)
NET CASH PROVIDED BY OPERATING ACTIVITIES	43,104	67,585

CASH FLOWS FROM INVESTING ACTIVITIES

ACQUISITIONS OF AND INVESTMENTS IN BUSINESSES	(43,490)	(9,852)
NET PROCEEDS FROM SALE OF FACILITY	4,801	-
CAPITAL EXPENDITURES	(12,329)	(15,633)
OTHER INVESTING ACTIVITIES	47	37
NET CASH USED IN INVESTING ACTIVITIES	(50,971)	(25,448)

CASH FLOWS FROM FINANCING ACTIVITIES

NET CHANGE IN DEBT	34,656	(10,537)
PURCHASE OF TREASURY STOCK	(10,738)	(9,271)
DIVIDENDS PAID	(15,429)	(14,144)
OTHER FINANCING ACTIVITIES	1,109	1,382
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	9,598	(32,570)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	390	431
NET INCREASE IN CASH AND CASH EQUIVALENTS	2,121	9,998
CASH AND CASH EQUIVALENTS at beginning of Period	11,138	17,323
CASH AND CASH EQUIVALENTS at end of Period	$13,259	$27,321